July 2018

Dear Putnam Shareholder:

We recently mailed you proxy materials seeking your vote on a proposal related to your investment in Putnam Mortgage Securities Fund. Our records show that we have not yet received your vote. This proposal will allow your fund greater flexibility to execute its investment strategy, and we need your vote. Please vote as soon as you can.

There are three ways to quickly and easily cast your vote:

Your proxy card provides specific instructions on how to vote.

If you have any questions about the proposal, please call 1-866-963-5821.

Thank you for your assistance in this matter. Your prompt vote will reduce the need for additional mailings and save on costs.

Sincerely,

312324 7/18